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                                                                      EXHIBIT 23

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
SSP Solutions, Inc.

We consent to the incorporation by reference in the registration statement on Form S-8 (registration statement no. 333-73204) and the registration statements on Form S-3 (registration statement nos. 333-90574, 333-101959 and 333-111402)
of our report dated March 19, 2004, except for the last two paragraphs of Note 20 as to which the date is March 22, 2004, relating to the consolidated balance sheets of SSP Solutions, Inc. as of December 31, 2003 and 2002, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years then ended, which report appears in the December 31, 2003 annual report on Form 10-KSB of SSP Solutions, Inc.

                                               /s/ HASKELL & WHITE LLP

Irvine, California
March 26, 2004